Exhibit 99.1

NEWS RELEASE

For Immediate Release:
February 20, 2018

Investors: Scott Lamb, +1 832 513 1068, Scott.Lamb@CBI.com
Media: Gentry Brann, +1 832 513 1031, Gentry.Brann@CBI.com

CB&I Reports Fourth Quarter and Full Year 2017 Financial Results

Due to Recent Transaction Announcement with McDermott International, Inc.,
No Earnings Conference Call to be Held

THE WOODLANDS, Texas – February 20, 2018 – CB&I (NYSE:CBI) today announced financial results for the fourth quarter and full year of 2017.
Highlights

•	Agreement to combine in all-stock transaction with McDermott International; received notice of early termination of Hart-Scott Rodino waiting period

•	Settlement with Cameron LNG to resolve all past commercial issues and align all parties toward successful completion of project

•	$5.8 billion of new awards in 2017, up 17.0 percent versus 2016, with gains in all three operating groups

•	Solid operating results for fourth quarter of 2017; GAAP net loss for the quarter and year reflect significant tax-related and other charges

•	Outstanding safety performance in 2017

•	Company has attractive prospect list for 2018 and anticipates good order flow over the course of the year in four key end markets
“A major operating highlight of 2017 was the increase in new awards – to $5.8 billion – in what has remained a challenging market,” said Patrick K. Mullen, President and Chief Executive Officer of CB&I. “We expect the strong booking trend to continue, as demonstrated by our early 2018 awards and continued work on major FEED scopes for large projects that have strong fundamentals and should proceed in 2018. Our recent announcements regarding the ADNOC refinery project and the IGP methanol project are good examples. Additionally, we are pleased with the company’s 2017 safety record, which resulted from tremendous work on the part of CB&I employees around the world, as well as a massive commitment to training our employees in new strategic initiatives. Safety is one of our core values and a key metric linked to our operating and financial performance.
“The financial results for the quarter and the year include a number of non-operating items and project charges,” said Mr. Mullen. “However, it’s important to note that the vast majority of our portfolio continues to perform exceptionally well, in many cases above expectations. And this underlying strength reinforces the industrial logic of CB&I’s planned combination with McDermott. I am pleased with the progress we are making in preparing to bring our two companies together. The integration planning has been very collaborative, and we look forward to better serving evolving customer needs through a broadened reach across the entire energy industry.”

Fourth Quarter and Full Year Financial Results
New awards for 2017 were $5.8 billion, a 17.0 percent increase over 2016. For the fourth quarter of 2017, new awards were $1.3 billion, an increase of 37.8 percent compared to the fourth quarter of 2016. Backlog was $11.4 billion at the end of 2017 compared to $13.0 billion at December 31, 2016.
For the fourth quarter, revenue was $1.7 billion, compared to revenue of $2.0 billion for the same period of 2016. For the year, revenue was $6.7 billion, compared to revenue of $8.6 billion in 2016.
For the fourth quarter of 2017, the company reported a net loss of $1.1 billion, or $10.52 per diluted share, as compared to a net loss of $665.7 million, or $6.65 per diluted share, in the year-ago quarter. The fourth quarter loss of $10.52 includes four unfavorable non-operating items that total $11.02 per share, as described below:

•	A non-cash charge of $1.0 billion, or $9.88 per diluted share, due to a reduction in the carrying value of deferred tax assets;

•
Restructuring charges of $83.6 million, or $0.56 per diluted share, related to facility rationalization, professional fees paid in connection with the company’s strategic activities, and the company’s previously announced $100 million cost reduction program, which was largely implemented as of the end of 2017;

•	Accelerated vesting of stock-based compensation under the company’s change-of-control agreements amounting to $11.9 million, or $0.08 per diluted share;

•
Excess interest expense of $75.3 million, or $0.50 per diluted share, due to higher accelerated amortization of debt issuance costs; anticipated make-whole payments related to the company’s outstanding notes, which will be repaid in connection with the McDermott combination; and higher interest rates due to debt covenant amendments.

The reduction in the carrying value of deferred tax assets was attributable to two items: 1) a $300 million impact from the enactment of the Tax Cuts and Jobs Act of 2017, which reduced the U.S. corporate income tax rate from 35 percent to 21 percent; and 2) a $702 million impact from the establishment of additional valuation allowances against remaining deferred tax assets globally due to the company’s three-year cumulative loss position from 2015 to 2017, which resulted from previous charges related to divested businesses and recent project charges. In spite of the above accounting treatment, CB&I expects a substantial portion of its deferred tax assets to be utilized upon completion of the McDermott combination, and the combined company will realize significant tax benefits over the next 15 years.
Results for the fourth quarter also included pre-tax charges of $101.0 million on four projects in the Engineering & Construction operating group, partially offset by strong performance and cost reduction across the rest of E&C’s portfolio and a pre-tax gain of $62.7 million resulting from insurance proceeds received as a result of hurricane impacts to the company’s Beaumont, Texas, fabrication facility.
For the full year 2017, the company reported a net loss of $1.5 billion, or $14.44 per diluted share, as compared to a net loss of $313.2 million or $3.02 per share for 2016. Results for the full year 2017 reflect the aforementioned fourth quarter 2017 items as well as other items and charges reported in the prior quarters of 2017.
Because of CB&I’s decision in December 2017 not to proceed with the sale of its Technology business, the company reclassified this business as a continuing operation during the fourth quarter of 2017. Accordingly, for all periods, the company has reverted to its previous segment reporting format, organized as the E&C group, the Fabrication Services group (including Engineered Products) and the Technology group.

Engineering & Construction Operating Group
For the fourth quarter of 2017, the E&C group’s new awards more than doubled, to $754.3 million compared to $334.3 million in the fourth quarter of 2016. New awards were up 9.2 percent, to $3.4 billion, on a full-year basis and included an ethane cracker in the U.S., a combined-cycle gas turbine project in the U.S, a delayed coking unit in Russia, and a refinery expansion project in the Middle East. Backlog as of December 31, 2017, was $8.3 billion, compared to $9.9 billion at the end of 2016.
E&C operating group revenues for the fourth quarter of 2017 were $1.2 billion compared to $1.4 billion in the same period of 2016. Due to the project charges described below, the E&C group reported an operating loss for the fourth quarter of $41.2 million compared to an operating loss of $186.4 million in the prior-year period. The majority of the group’s portfolio performed well during the quarter. Excluding the four projects identified below, the group generated strong cash flow and an operating income margin of 4.9 percent in the fourth quarter of 2017. The group exceeded its full-year targets for utilization rates among home office and construction employees and for reductions in SG&A expense. The group also continued to realize the benefits of its high-value engineering center in India, which exceeded 1 million chargeable hours for the second consecutive year. E&C group project charges in the fourth quarter of 2017 totaled $101.0 million, as described below:

•
Cameron LNG project: $39.0 million, resulting in part from the recognition of incremental costs resulting from Hurricane Harvey, which the company agreed to absorb in connection with the December 2017 settlement agreement with the project sponsor. The settlement considerably de-risks the project for CB&I, as it resolves all past commercial issues, provides significant cost coverage for certain past and current cost increases, includes an incentive bonus payment related to expedited project completion and, importantly, resets the trigger dates for any potential liquidated damages. As of December 31, 2017, the project was approximately 77 percent complete and is forecasted to be completed in the fourth quarter of 2019.

•
Freeport LNG project: $20.0 million, due in part to the adjustment of contingency provisions in the existing contract. The company is continuing to evaluate and estimate the indirect impacts of Hurricane Harvey, including potential impacts to productivity and schedule-related prolongation costs. The company believes any costs incurred as a result of the hurricane are recoverable under contractual force majeure provisions. The pace of incremental progress on the project increased substantially during the fourth quarter as compared to prior quarters. As of December 31, 2017, the project was approximately 73 percent complete and is forecasted to be completed in the third quarter of 2019.

•
Calpine combined-cycle gas turbine power project: $35.0 million, primarily resulting from disruption of construction activities caused by severe winter weather during the fourth quarter. The charge includes the benefit of a claims settlement (subject to final documentation) with the project owner, which resulted in a net increase in project price during the fourth quarter for schedule incentives (based on a revised schedule) and the resolution of schedule liquidated damages. As of December 31, 2017, the project was approximately 79 percent complete and is forecasted to be completed in the fourth quarter of 2018.

•	IPL/Eagle Valley combined cycle gas turbine power project: $7.0 million associated with the close-out of the project, which is expected to be essentially completed by the end of this month.

Fabrication Services Operating Group (including Engineered Products)
Fabrication Services reported new awards of $1.8 billion for 2017, a 35.3 percent increase as compared to $1.3 billion in 2016, due in part to significant new global awards for storage tanks at LNG, crude oil and refining facilities, and material supply contracts for petrochemical projects.
For the fourth quarter of 2017, the Fabrication Services group’s new awards were $399.8 million compared to $429.6 million in the fourth quarter of 2016. Backlog as of December 31, 2017, was $1.8 billion compared to $2.1 billion at the end of 2016.
Operating group revenues for the fourth quarter of 2017 were $372.6 million compared to $581.8 million in the same period of 2016. The Fabrication Services group reported operating income for the fourth quarter of 2017 of $92.1 million compared to $20.3 million in the prior year period. Operating income included the aforementioned gain of $62.7 million related to insurance proceeds on the Beaumont facility. Excluding the gain, the group’s operating income margin for the fourth quarter of 2017 was 7.9 percent. The group exceeded its full-year target for reductions in SG&A expense and continued to implement its plan to rationalize production capacity, closing four U.S. fabrication facilities and streamlining and consolidating production at three others, with a targeted savings of $40 to $50 million annually.
Technology Operating Group
The Technology operating group reported revenue increases of 49.0 percent and 12.5 percent, respectively, for the fourth quarter and full-year of 2017 as compared to the year ago periods.
The group’s new awards for 2017 increased 18.8 percent, to $569.7 million, as compared to 2016, reflecting significant licensing and catalyst awards, primarily in India and the Asia Pacific region. New awards for the fourth quarter of 2017 were $130.7 million, compared to $168.7 million in the fourth quarter of 2016. Backlog as of December 31, 2017, increased 18.0 percent to $1.2 billion compared to $1.0 billion at the end of 2016.
The group’s 2017 new awards reflected its strong competitive position in refining and petrochemical markets. In particular, the group reported a 40 percent increase in petrochemical backlog at the end of 2017 versus 2016. The group’s prospect list continues to reflect expected capacity additions in the petrochemical and refining markets, driven by global demand for ethylene and cleaner, higher-octane transportation fuels. Additionally, the recently announced crude-to-chemicals collaboration with Saudi Aramco and Chevron Lummus Global, CB&I’s joint venture with Chevron U.S.A. Inc., provides a platform for the development, commercialization and marketing of innovative technologies.
The Technology group reported operating income of $31.5 million for the fourth quarter of 2017, a 10.5 percent increase as compared to $28.5 million in the prior year period. The group’s operating income margin for the fourth quarter of 2017 was 32.6 percent.
Corporate and Other
CB&I was in compliance with its debt covenants as of the end of the fourth quarter of 2017. At the end of 2017, the company had $354.6 million of cash and cash equivalents and $703.9 million of available capacity under its revolving credit agreements.
For the fourth quarter of 2017, the company reported negative operating cash flow of $221.4 million, as compared to negative operating cash flow of $221.9 million in the third quarter of 2017. The company’s total debt at the end of the fourth quarter of 2017 was $2.3 billion as compared to $2.1 billion at the end of the preceding quarter.
Unapproved change orders and claims totaled $227.2 million at the end of the fourth quarter of 2017, down 60.8 percent on a sequential-quarter basis, reflecting in part the resolution of claims in connection with the previously announced Cameron LNG settlement. Net contract capital was $(1.1) billion at the end of the fourth quarter of 2017.

Safety
The company reported outstanding safety performance in 2017. Thirty-one sites achieved at least 1 million man-hours each without a lost time injury. The company’s safety performance is the result of two key initiatives implemented throughout 2017 - one focused on behavioral fundamentals and one focused on more intensive risk management around higher-risk construction activities .The company’s high-performing safety culture was confirmed by the results of a safety barometer survey conducted by the National Safety Council, which benchmarked the company against more than 1,000 other organizations with strong safety cultures.
Market Outlook
“CB&I has an attractive prospect list for 2018, and we expect to see good order flow over the course of the year,” said Mr. Mullen. This view extends to each of the company’s four key end markets, as summarized below.

•
LNG – CB&I and its joint venture partners continue to be well positioned in the U.S. Gulf Coast and East African regions to capitalize on the strengthening LNG market. The company is confident that final investment decisions (FIDs) for projects will be made in 2018 because of continued robust growth in global gas demand, more serious offtake discussions between its clients and potential LNG buyers, and the company’s continued active support of developing these projects with its clients.

•
Petrochemicals – The company anticipates the strong rebound in the global petrochemicals market experienced in 2017 will continue in 2018 for the Technology group due to growth in ethylene, propylene, and various derivatives, especially in China, Southeast Asia, India and the Middle East. The company also expects new EPC projects will be developed in the U.S., Middle East, Russia and Central Europe regions in 2018, including key ammonia and methanol projects in the U.S. that CB&I is developing through front-end engineering work.

•
Refining – The Technology group continues to be well positioned for heavy oil upgrading and octane enhancement opportunities, with the Chevron Lummus Global joint venture coming off a particularly strong 2017, driven by the outstanding technology portfolio CB&I has in upgrading heavy oils to clean fuels. For the other operating groups, CB&I is developing capacity expansion projects in the Middle East, Caspian region and Russia.

•
Gas Fired Power Plants – CB&I’s portfolio of projects with Entergy and Duke continue to be executed very well, and the company continues to focus on other opportunities where strong development work and client collaboration enable bidding and execution on such projects. This year will also be a critical year for demonstrating the commercial viability of the NET Power technology, which the company expects to be a game changer in the power market.

Earnings Conference Call
As a result of CB&I’s pending combination with McDermott, the company will not hold an earnings conference call.
About CB&I
CB&I (NYSE:CBI) is a leading provider of technology and infrastructure for the energy industry. With more than 125 years of experience, CB&I provides reliable solutions to our customers around the world while maintaining a relentless focus on safety and an uncompromising standard of quality. For more information, visit www.CBI.com.
Important Information for Investors and Shareholders
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding CB&I and represents our expectations and beliefs concerning future events. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties.
When considering any statements that are predictive in nature, depend upon or refer to future events or conditions, or use or contain words, terms, phrases or expressions such as “achieve,” “forecast,” “plan,” “propose,” “strategy,” “envision,” “hope,” “will,” “continue,” “potential,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “predict,” “intend,” “should,” “could,” “may,” “might” or similar forward-looking statements, we refer you to the cautionary statements concerning risk factors and “Forward-Looking Statements” described under “Risk Factors” in Item 1A of our Annual Report filed on Form 10-K filed with the SEC for the year ended December 31, 2016, and any updates to those risk factors or “Forward-Looking Statements” included in our subsequent Quarterly Reports on Form 10-Q filed with the SEC, which cautionary statements are incorporated herein by reference.

Chicago Bridge & Iron Company N.V.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2017	2016	2017	2016

Revenue	$1,693,605	$2,023,984	$6,673,330	$8,599,649
Cost of revenue	1,608,947	1,946,513	6,666,218	7,722,239
Gross profit	84,658	77,471	7,112	877,410
% of Revenue	5.0%	3.8%	0.1%	10.2%

Selling and administrative expense	74,748	74,398	275,421	298,041
% of Revenue	4.4%	3.7%	4.1%	3.5%

Intangibles amortization	9,567	5,843	25,841	25,839
Equity earnings	(17,525)	(14,665)	(48,397)	(24,570)
Loss on net assets sold	—	148,148	—	148,148
Restructuring related costs	83,643	—	114,525	—
Other operating (income) expense, net	(64,539)	1,295	(64,916)	2,411
(Loss) income from operations	(1,236)	(137,548)	(295,362)	427,541
% of Revenue	(0.1)%	(6.8)%	(4.4)%	5.0%

Interest expense	(109,330)	(20,535)	(228,945)	(81,240)
Interest income	460	4,609	3,144	11,849
(Loss) income from operations before taxes	(110,106)	(153,474)	(521,163)	358,150

Income tax (expense) benefit	(957,120)	137,429	(798,935)	20,926
Net (loss) income from continuing operations	(1,067,226)	(16,045)	(1,320,098)	379,076
Net income (loss) from discontinued operations	1,724	(644,707)	(104,463)	(618,899)
Net loss	(1,065,502)	(660,752)	(1,424,561)	(239,823)

Less: Net income attributable to noncontrolling interests ($0, $372, $870 and $2,187 related to discontinued operations)	(1,966)	(4,941)	(33,632)	(73,346)
Net loss attributable to CB&I	$(1,067,468)	$(665,693)	$(1,458,193)	$(313,169)

Net (loss) income attributable to CB&I per share (Basic):
Continuing operations	$(10.54)	$(0.21)	$(13.40)	$2.99
Discontinued operations	0.02	(6.44)	(1.04)	(6.04)
Total	$(10.52)	$(6.65)	$(14.44)	$(3.05)

Net (loss) income attributable to CB&I per share (Diluted):
Continuing operations	$(10.54)	$(0.21)	$(13.40)	$2.97
Discontinued operations	0.02	(6.44)	(1.04)	(5.99)
Total	$(10.52)	$(6.65)	$(14.44)	$(3.02)

Weighted average shares outstanding:
Basic	101,455	100,090	100,991	102,811
Diluted	101,455	100,090	100,991	103,662

Chicago Bridge & Iron Company N.V.
Segment Information
(in thousands)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2017		2016		2017		2016

NEW AWARDS (1)		% of		% of		% of		% of
		Total		Total		Total		Total
Engineering & Construction	$754,331	59%	$334,320	36%	$3,449,809	60%	$3,160,101	64%
Fabrication Services	399,781	31%	429,595	46%	1,755,314	30%	1,297,247	26%
Technology	130,689	10%	168,672	18%	569,715	10%	479,409	10%
Total	$1,284,801		$932,587		$5,774,838		$4,936,757

REVENUE		% of		% of		% of		% of
		Total		Total		Total		Total
Engineering & Construction	$1,224,417	72%	$1,377,299	68%	$4,526,093	68%	$6,114,725	71%
Fabrication Services	372,564	22%	581,822	29%	1,827,126	27%	2,200,500	26%
Technology	96,624	6%	64,863	3%	320,111	5%	284,424	3%
Total	$1,693,605		$2,023,984		$6,673,330		$8,599,649

(LOSS) INCOME FROM OPERATIONS		% of		% of		% of		% of
		Revenue		Revenue		Revenue		Revenue
Engineering & Construction	$(41,199)	(3.4)%	$(186,360)	(13.5)%	$(544,202)	(12.0)%	$143,405	2.3%
Fabrication Services	92,096	24.7%	20,298	3.5%	258,451	14.1%	179,319	8.1%
Technology	31,510	32.6%	28,514	44.0%	104,914	32.8%	104,817	36.9%
Total operating groups	82,407	4.9%	(137,548)	(6.8)%	(180,837)	(2.7)%	427,541	5.0%
Restructuring related costs	(83,643)		—		(114,525)		—
Total	$(1,236)	(0.1)%	$(137,548)	(6.8)%	$(295,362)	(4.4)%	$427,541	5.0%

BACKLOG (1)	December 31, 2017		% of Total		December 31, 2016		% of Total
Engineering & Construction	$8,330,836		73%		$9,871,208		76%
Fabrication Services	1,848,585		16%		2,117,567		16%
Technology	1,210,886		11%		1,025,723		8%
Total	$11,390,307				$13,014,498

(1)   New awards represent the value of new project commitments received by the Company during a given period, as well as scope growth on existing commitments.  Backlog includes the value of new awards until work is performed and revenue is recognized or until cancellation. Backlog may fluctuate with currency movements.

Chicago Bridge & Iron Company N.V.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2017	2016
ASSETS

Current assets	$1,830,673	$2,127,020
Equity investments	206,118	165,256
Property and equipment, net	418,531	505,944
Goodwill and other intangibles, net	3,033,055	3,033,212
Assets of discontinued operations	—	876,876
Other non-current assets	483,205	1,131,112
Total assets	$5,971,582	$7,839,420

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current maturities of long-term debt and other borrowings, net	$2,262,442	$911,410
Other current liabilities	2,999,470	3,377,370
Long-term debt, net	—	1,287,923
Liabilities of discontinued operations	—	252,857
Other non-current liabilities	491,306	448,523

Shareholders’ equity	218,364	1,561,337
Total liabilities and shareholders’ equity	$5,971,582	$7,839,420

Condensed Consolidated Statements of Cash Flows and Other Financial Data
(in thousands)

	Twelve Months
	Ended December 31,
	2017	2016
CASH FLOWS

Cash flows from operating activities	$(909,353)	$654,458
Cash flows from investing activities	928,710	(169,289)
Cash flows from financing activities	(257,293)	(482,170)
Effect of exchange rate changes on cash and cash equivalents	87,419	(48,064)
Decrease in cash and cash equivalents	(150,517)	(45,065)
Cash and cash equivalents, beginning of the year	505,156	550,221
Cash and cash equivalents, end of the year	354,639	505,156
Cash and cash equivalents, end of the year - discontinued operations	—	(14,477)
Cash and cash equivalents, end of the year - continuing operations	$354,639	$490,679

OTHER FINANCIAL DATA

(Increase) decrease in receivables, net	$(261,215)	$603,558
Change in contracts in progress, net	(28,053)	(360,486)
Decrease in inventory	90,233	95,528
Decrease in accounts payable	(63,107)	(56,501)
Change in contract capital	$(262,142)	$282,099

Depreciation and amortization	$92,248	$122,522
Capital expenditures	$46,168	$52,462

Investors: Scott Lamb, +1 832 513 1068, Scott.Lamb@CBI.com
Media: Gentry Brann, +1 832 513 1031, Gentry.Brann@CBI.com